CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVOLUS, INC.
a Delaware corporation
Pursuant to Section 242
of the General Corporation Law of the State of Delaware
Evolus, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: This certificate of amendment (“Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 9, 2018 (the “Certificate of Incorporation”).
SECOND: This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
THIRD: Paragraph (A) of Article FOURTH of the Certificate of Incorporation be and hereby is amended in its entirety to read as follows:
IV.
A. Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.00001 per share (the “Common Stock”), and Preferred Stock, par value $0.00001 per share (the “Preferred Stock”). The total number of shares which the Corporation is authorized to issue is Two Hundred Ten Million (210,000,000) shares, of which Two Hundred Million (200,000,000) shares shall be Common Stock, and Ten Million (10,000,000) shares shall be Preferred Stock.
FOURTH: This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, Evolus, Inc. has caused this Certificate of Amendment to be signed this 12th day of June, 2023.

/s/ David Moatazedi
David Moatazedi
Chief Executive Officer and President, Evolus, Inc.